Exhibit 99.1

Petco Health + Wellness Company, Inc. Announces Appointment of Glenn Murphy

as Executive Chairman of the Board of Directors

Murphy to support leadership team’s initiatives to improve profitability and drive long-term growth

SAN DIEGO, May 14, 2024 – Petco Health and Wellness Company, Inc. (Nasdaq: WOOF), today announced the appointment of Glenn Murphy as Executive Chairman of the Board of Directors, effective immediately.

As Executive Chairman, Murphy will support the Petco leadership team’s focus on improving profitability while implementing strategic actions to drive long-term growth. He will play a lead role in the Board of Directors’ ongoing search for a permanent Chief Executive Officer.

“Glenn is a proven leader and innovator with a track record of success across multiple retail sectors over the past three decades,” said Cameron Breitner, member of the Petco Board of Directors. “His experience driving profitable growth through periods of transition will provide great value to Petco’s leadership team and the Board of Directors during this important period for the company.”

“Petco is a well-regarded brand in the high-growth pet category with a differentiated approach that I believe is positioned to create significant long-term shareholder value,” said Murphy. “In evaluating the Executive Chairman role over the past several months, I have built conviction that there are many tangible opportunities to improve near-term operating and financial performance and deliver attractive long-term growth. I look forward to working closely with management and the Board of Directors toward these objectives.”

Murphy is currently the CEO of the high-impact, consumer-focused investment firm FIS Holdings (www.fis-holdings.com). Prior to founding FIS Holdings, he served as Chairman of the Board, including in the role of Executive Chairman for an interim period, at lululemon athletica inc. Murphy also served as Chairman and CEO at Gap, Inc. from 2007- 2014. Murphy previously served as Chairman and CEO of Shoppers Drug Mart Inc. He began his career and spent over a decade at Loblaw Companies.

As part of his appointment, Murphy has purchased 1,470,589 shares of Petco’s Class A common stock for approximately $2.5 million in a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended. The shares are subject to a holding period ending May 13, 2026 with respect to 50% of the shares and May 13, 2027 with respect to the remaining shares.

Additionally, in connection with his appointment, Murphy will receive the following one-time inducement awards on May 24, 2024: (i) 1,000,000 restricted stock units; and (ii) stock options to purchase between 3,500,000 and 4,250,000 shares of Petco’s Class A common stock with exercise prices ranging from $2.50 (or, if greater, Petco’s closing stock price on May 24, 2024) to $10.00. See below for additional details.

Following these changes, Petco Health and Wellness Company, Inc.’s Board of Directors will be composed of eleven members.

Inducement Awards

In connection with his appointment, Glenn Murphy will receive the following one-time inducement awards on May 24, 2024: (i) 1,000,000 restricted stock units; (ii) stock options to purchase 750,000 shares of Petco’s Class A common stock with an exercise price equal to $2.50 (the “First Option”); (iii) stock options to purchase 750,000 shares with an exercise price equal to $5.00; (iv) stock options to purchase 1,000,000 shares with an exercise price equal to $7.50; and (v) stock options to purchase 1,000,000 shares with an exercise price equal to $10.00; provided, however, that the exercise price of the stock options will not be less than Petco’s closing stock price on May 24, 2024. If the closing stock price on May 24, 2024 exceeds $2.50, then the number of shares subject to the First Option will be increased on a linear basis by up to 750,000 additional shares (or 1,500,000 shares in the aggregate) with an exercise price up to $5.00. All of the employment inducement awards will vest in equal quarterly installments over the three-year period following May 14, 2024, with shares received upon exercise or settlement of such awards subject to a holding period ending May 14, 2027.

The inducement awards will be granted as a material inducement to Glenn Murphy’s employment and were unanimously approved by a majority of the independent members of the Petco Board of Directors, in accordance with Nasdaq Listing Rule 5635(c)(4). The awards will be granted outside of Petco’s equity incentive plans.

About Petco, The Health + Wellness Co.

Founded in 1965, Petco is a category-defining health and wellness company focused on improving the lives of pets, pet parents and our own Petco partners. We’ve consistently set new standards in pet care while delivering comprehensive pet wellness products, services and solutions, and creating communities that deepen the pet-pet parent bond. We operate more than 1,500 pet care centers across the U.S., Mexico and Puerto Rico, which offer merchandise, companion animals, grooming, training and a growing network of on-site veterinary hospitals and mobile veterinary clinics. Our complete pet health and wellness ecosystem is accessible through our pet care centers and digitally at petco.com and on the Petco app. In tandem with Petco Love, an independent nonprofit organization, we work with and support thousands of local animal welfare groups across the country and, through in-store adoption events, we’ve helped find homes for nearly 7 million animals.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact. Although Petco believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to, the following: our ability to successfully manage leadership transition, execute on our strategy and drive profitability, and the risk factors we identify in our Securities and Exchange Commission filings, and actual results may differ materially from the results discussed in such forward-looking statements. Petco undertakes no duty to update publicly any forward-looking statement that it may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation, or other competent legal authority.

Media Contact: Benjamin Thiele-Long, benjamin.thiele-long@petco.com; IR Contact: InvestorRelations@petco.com